Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-233771

Relating to the Preliminary Prospectus Supplement dated May 4, 2020

(to Prospectus dated September 13, 2019)

$3,000,000,000

Starbucks Corporation

$500,000,000 1.300% Senior Notes due 2022

$1,250,000,000 2.550% Senior Notes due 2030

$1,250,000,000 3.500% Senior Notes due 2050

Pricing Term Sheet

May 4, 2020

Issuer:	Starbucks Corporation

Ratings (Moody’s/S&P/Fitch):*	Baa1 (Negative Outlook) / BBB+ (Negative Outlook) / BBB (Negative Outlook)

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	May 4, 2020

Settlement Date:**	May 7, 2020 (T+3)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Scotia Capital (USA) Inc. Goldman Sachs & Co. LLC

Co-Managers:	Fifth Third Securities, Inc. HSBC Securities (USA) Inc. Rabo Securities USA, Inc. SunTrust Robinson Humphrey, Inc.

Title:	1.300% Senior Notes due 2022 (the “2022 notes”)	2.550% Senior Notes due 2030 (the “2030 notes”)	3.500% Senior Notes due 2050 (the “2050 notes”)

Principal Amount:	$500,000,000	$1,250,000,000	$1,250,000,000

Maturity Date:	May 7, 2022	November 15, 2030	November 15, 2050

Interest Payment Dates:	May 7 and November 7, beginning November 7, 2020	May 15 and November 15, beginning November 15, 2020	May 15 and November 15, beginning November 15, 2020

Interest Payment Record Dates:	April 23 and October 24	May 1 and November 1	May 1 and November 1

Benchmark Treasury:	UST 0.375% due March 31, 2022	UST 1.500% due February 15, 2030	UST 2.375% due November 15, 2049

Benchmark Treasury Price/Yield:	99-28 1⁄4 ;0.184%	108-07+;0.630%	126-22;1.286%

Spread to Benchmark Treasury:	+115 basis points	+195 basis points	+225 basis points

Yield to Maturity:	1.334%	2.580%	3.536%

Coupon (Interest Rate):	1.300% per annum	2.550% per annum	3.500% per annum

Price to Public (Issue Price):	99.933%	99.725%	99.330%

Optional Redemption:	The 2022 notes will be redeemable at the Issuer’s option in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2022 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2022 notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus (B) accrued and unpaid interest on the 2022 notes being redeemed to the redemption date.	The 2030 notes will be redeemable at the Issuer’s option at any time prior to August 15, 2030 (three months prior to their November 15, 2030, maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2030 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2030 notes being redeemed, assuming the 2030 notes matured on August 15, 2030, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 30 basis points, plus (B) accrued and unpaid interest on the 2030 notes being redeemed to the redemption date.	The 2050 notes will be redeemable at the Issuer’s option at any time prior to May 15, 2050 (six months prior to their November 15, 2050, maturity date), in whole at any time or in part from time to time, at a redemption price equal to (A) the greater of (i) 100% of the aggregate principal amount of the 2050 notes to be redeemed and (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the 2050 notes being redeemed, assuming the 2050 notes matured on May 15, 2050, (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 35 basis points, plus (B) accrued and unpaid interest on the 2050 notes being redeemed to the redemption date.

		At any time on and after August 15, 2030 (three months prior to their November 15, 2030, maturity date), the Issuer may redeem some or all of the 2030 notes, at a redemption price equal to 100% of the principal amount of the 2030 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.	At any time on and after May 15, 2050 (six months prior to their November 15, 2050, maturity date), the Issuer may redeem some or all of the 2050 notes, at a redemption price equal to 100% of the principal amount of the 2050 notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Change of Control Repurchase:	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2022 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2022 notes, to make an offer to purchase the 2022 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2030 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2030 notes, to make an offer to purchase the 2030 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the 2050 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2050 notes, to make an offer to purchase the 2050 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

CUSIP/ISIN:	855244AY5 / US855244AY52	855244AZ2 / US855244AZ28	855244BA6 / US855244BA67

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

**It is expected that delivery of the notes will be made against payment therefor on or about May 7, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day prior to the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by calling BofA Securities Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at (866) 718-1649.